Exhibit 10.1

MEXICAN RESTAURANTS, INC.
1135 Edgebrook
Houston, Texas 77034-1899

                                Dated: March 29, 2007

Bank of America, N.A.
(successor by merger to Fleet National Bank)
100 Federal Street
Boston, Massachusetts 02110

Re:	Amendment No. 3 to Amended and Restated Revolving Credit
and Term Loan Agreement

Ladies and Gentlemen:

We refer to the Amended and Restated Revolving Credit and Term Loan Agreement (as amended, the “Loan Agreement”), dated as of January 7, 2004, between Mexican Restaurants, Inc. (the “Borrower”) and Bank of America, N.A. (successor by merger to Fleet National Bank) (the “Lender”). All of the words and expressions used in this letter of agreement (this “Amendment No. 3”) which are not defined herein, but which are defined in the Loan Agreement, shall have the same meanings herein as specified therefor in the Loan Agreement.

We have requested that you make certain amendments to the Loan Agreement and you have advised us that you are prepared and would be pleased to make the amendments requested by us, but only on the condition that we join with you in this letter of agreement.

Accordingly, in consideration of the premises and the promises, mutual covenants and agreements contained in this Amendment No. 3, and fully intending to be legally bound by this Amendment No. 3, we hereby agree with you as follows:

ARTICLE I

AMENDMENTS TO LOAN AGREEMENT

Effective as of December 31, 2006 (herein the “Modification Date”), the Loan Agreement is amended as follows:

(a) Each reference in any Loan Document to the Loan Agreement shall be deemed to include this Amendment No. 3, and this Amendment No. 3 shall be deemed to be a Loan Document for all purposes under the Loan Agreement.

(b) Section 1.18 of the Loan Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“1.18 “Consolidated Cash Flow” means, in relation to the Borrower Affiliated Group on a Consolidated basis for any period, Consolidated EBITDAR for such period minus (a) cash Taxes paid during such period, minus (b) Consolidated Maintenance Capital Expenditures during such period, and plus (c) the aggregate amount of any Restricted Payments made pursuant to Section 5.9 in connection with vest options purchased directly from the Company's former Chief Executive Officer, Curt Glowacki, in the fourth quarter of fiscal year 2006.

(c) The definition of “Revolving Credit Maturity Date” contained in Section 1.65 of the Loan Agreement, and the fifth paragraph of the Revolving Credit Note, are each amended: (i) by deleting the reference therein to the date “January 7, 2009”; and (ii) by inserting in its place the following: “December 31, 2011”.

(d) Section 1.66 of the Loan Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“1.66 “Revolving Credit Maximum Amount” means Seven Million Five Hundred Thousand Dollars ($7,500,000.00).”

(e) Section 1.68 of the Loan Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“1.68 “Revolving Loan Commitment” means, subject to the limitations set forth in this Agreement, Seven Million Five Hundred Thousand Dollars ($7,500,000.00).”

(f) Notwithstanding anything to the contrary contained in the Loan Agreement or any other Loan Document (including, without limitation, Section 2.2 of the Loan Agreement and the Term Note), the Term Loan and the Term Loan Commitment are each hereby terminated and all amounts advanced under the Term Loan are hereby deemed to be advances under the Revolving Loan.

(g) The table set forth in Section 2.6 of the Loan Agreement is amended to read in its entirety as follows:

Table 1 Applicable Interest Rate Margins
Level	Rent Adjusted Leverage	Applicable Prime Rate Margin	Applicable LIBOR Margin
I	x<4.25x	0.00%	2.00%
II	4.25x<x<4.50x	0.50%	2.50%
III	x>4.50x	1.00%	3.00%

(h) Clause (iii) of Section 5.9 of the Loan Agreement is amended: (i) by deleting the reference to “$2,000,000” contained therein; and (ii) by inserting in its place the following: “$2,700,000”.

(i) Section 5.16 of the Loan Agreement is deleted in its entirety and the following is substituted in lieu hereof:

“5.16 Financial Covenants.

5.16(a) Maximum Rent Adjusted Consolidated Leverage Ratio. The Borrower shall not permit the ratio of (a) Consolidated Funded Indebtedness plus an amount equal to rental expense (including all, if any, percentage rent and other monetary obligations under each real property Lease to which any member of the Borrower Affiliated Group is a party) multiplied by 8 to (b) Consolidated EBITDAR to exceed 4.75 to 1.00 as of the last day of each fiscal quarter (as determined at the end of each such fiscal quarter for the four consecutive fiscal quarters then ending).

5.16(b) Minimum Consolidated Cash Flow Coverage. The Borrower shall not permit the ratio of (a) Consolidated Cash Flow to (b) Consolidated Financial Obligations plus rental expense (including all, if any, percentage rent and other monetary obligations under each real property Lease to which any member of the Borrower Affiliated Group is a party) to be less than 1.25 to 1.0 as at the end of any fiscal quarter (as determined at the end of each such fiscal quarter for the four consecutive fiscal quarters then ending).

5.16(c) Maximum Consolidated Capital Expenditures. The Borrower shall not permit the amount of Consolidated Capital Expenditures in any period to exceed the amount specified opposite such period in the table set forth below; provided, however, that with respect to the maximum amounts reflected in the table set forth below, in any given fiscal year up to 25% of the unused portion of such amount may be carried over to the next fiscal year.

Period	Maximum Amount
Fiscal Year 2006	$ 6,000,000
Fiscal Year 2007	$ 5,600,000
Fiscal Year 2008	$ 7,000,000
Fiscal Year 2009	$ 8,750,000
Fiscal Year 2010	$10,500,000
Fiscal Year 2011	$12,500,000”

(j) The Amended and Restated Revolving Credit Note is amended: (i) by deleting references to “$5,000,000.00” and “FIVE MILLION and 00/100 Dollars ($5,000,000.00)”, as applicable; (ii) by inserting in its place the following: “$7,500,000.00” and “SEVEN MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($7,500,000.00)”, respectively; and (iii) by extending the maturity date thereof to December 31, 2011.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender as follows:

(a) Representations in Loan Documents. Each of the representations and warranties made by or on behalf of the Borrower or any other member of the Borrower Affiliated Group to you in any of the Loan Documents, as amended by this Amendment No. 3, was true and correct when made, was true and correct on and as of the Modification Date and is true and correct on and as of the date hereof (except to the extent that such representations and warranties relate expressly to an earlier date) with the same full force and effect as if each of such representations and warranties had been made by the Borrower or such other member of the Borrower Affiliated Group on the date hereof and in this Amendment No. 3.

(b) Defaults. No Default or Event of Default exists on the date hereof.

(c) Binding Effect of Documents. This Amendment No. 3 has been duly executed and delivered to you by the Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of the Borrower contained herein constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms.

ARTICLE III

PROVISIONS OF GENERAL APPLICATION

(a) No Other Changes. Except as otherwise expressly provided by this Amendment No. 3, all of the terms, conditions and provisions of the Loan Agreement and the other Loan Documents remain unaltered. The Loan Agreement and this Amendment No. 3 shall be read and construed as one agreement. The making of the amendments in this Amendment No. 3 does not imply any obligation or agreement by the Lender to make any other amendment, waiver, modification or consent as to any matter on any subsequent occasion.

(b) Governing Law. This Amendment No. 3 is intended to take effect as a sealed instrument and shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts. This Amendment No. 3 and the rights and obligations of each of the parties hereto are contracts under the laws of the Commonwealth of Massachusetts and shall for all purposes be construed in accordance with and governed by the laws of such Commonwealth (without regard to conflicts of law rules).

(c) Binding Effect; Assignment. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(d) Counterparts. This Amendment No. 3 may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 3, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto.

(e) Conflict with Other Agreements. If any of the terms of this Amendment No. 3 shall conflict in any respect with any of the terms of any of the Loan Documents, the terms of this Amendment No. 3 shall be controlling.

(f) Conditions Precedent. The obligation of the Lender to make the foregoing amendments to the Loan Agreement is subject to (i) the Lender having received an executed original counterpart of this Amendment No. 3, duly executed and delivered by the Borrower, and (ii) the Lender having signed this Amendment No. 3.

If you are in agreement with the foregoing, please sign below and deliver a signed counterpart hereof to the undersigned, whereupon this Amendment No. 3, as so accepted by you, shall become a binding agreement among you and the undersigned.

                            Very truly yours,

                            MEXICAN RESTAURANTS, INC.

                            By:_____________________
                            Name:
                            Title:
                            On behalf of, and in his capacity as
                            Vice President of, the Borrower and each
                            other member of the Borrower Affiliated Group

ACCEPTED AND AGREED:

BANK OF AMERICA, N.A.
(successor by merger to Fleet National Bank)

By:________________________
Name:
Title: